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                                                                 EXHIBIT d(2)(i)

                    FIRST AMENDMENT TO SUB-ADVISORY AGREEMENT

                               ING MAYFLOWER TRUST

         This First Amendment, effective as of July 1,2003, amends the Sub-Advisory Agreement (the "Agreement") dated the 1st day of September, 2000 between ING Investments, LLC, (formerly known as Pilgrim Investments, Inc.) an Arizona limited liability company (the "Adviser") and Brandes Investment Partners, L.P., a California limited partnership (the "Sub-Adviser") with regards to ING International Value Fund, a Series of ING Mayflower Trust.

                               W I T N E S S E T H

         WHEREAS, the parties desire to amend the Agreement and agree that the amendments will be effective as of July 1, 2003.

         NOW, THEREFORE, the parties agree as follows:

         1. Section 2 of the Agreement is hereby amended by the addition of the following sub-section (e):

         (e) The Sub-Adviser will have no duty to vote any proxy solicited by or with respect to the issuers of securities in which assets of the Series are invested unless the Adviser gives the Sub-Adviser written instructions to the contrary. The Sub-Adviser will immediately forward any proxy solicited by or with respect to the issuers of securities in which assets of the Series are invested to the Adviser or to any agent of the Adviser designated by the Adviser in writing.

         The Sub-Adviser will make appropriate personnel available for consultation for the purpose of reviewing with representatives of the Adviser and/or the Board any proxy solicited by or with respect to the issuers of securities in which assets of the Series are invested. Upon request, the Sub-Adviser will submit a written voting recommendation to the Adviser for such proxies. In making such recommendations, the Sub-Adviser shall use its good faith judgment to act in the best interests of the Series. The Sub-Adviser shall disclose to the best of its knowledge any conflict of interest with the issuers of securities that are the subject of such recommendation including whether such issuers are clients or are being solicited as clients of the Sub-Adviser or of its affiliates.

         2. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

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         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

                                       ING INVESTMENTS, LLC

                                       By: /s/ Michael J. Roland
                                           -------------------------------------
                                           Michael J. Roland
                                           Executive Vice President

                                       BRANDES INVESTMENT PARTNERS, L.P.

                                       By: /s/ [ILLEGIBLE]
                                           -------------------------------------
                                           Name:  [ILLEGIBLE]
                                           Title:  Director

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